COMPANY CONTACT:
                                      Checkpoint Systems, Inc.
                                      Craig Burns
                                      Executive Vice President,
                                      Chief Financial Officer, Finance
                                      and Operations
                                      (856) 848-1800
                                    INVESTOR RELATIONS CONTACTS:
                                      Christine Mohrmann, Lindsay Hatton
                                      FD Morgen-Walke
                                      (212) 850-5600
                                    PRESS CONTACT:
                                      Stephanie Sampiere
FOR IMMEDIATE RELEASE                 FD Morgen-Walke
---------------------                 (212) 850-5600


             CHECKPOINT SYSTEMS APPOINTS JOHN R. VAN ZILE AS SENIOR VICE
                    PRESIDENT GENERAL COUNSEL AND SECRETARY

Thorofare, New Jersey, June 24, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that John R. Van Zile has been appointed Senior Vice President General Counsel and Secretary, effective June 15, 2003. Mr. Van Zile replaces Neil D. Austin, who is retiring and leaving the Company effective July 14, 2003. Mr. Austin will continue to provide legal services to Checkpoint on a consulting basis.

Mr. Van Zile was formerly Executive Vice President, General Counsel and Secretary of Princeton, New Jersey based Exide Technologies, a provider of stored electrical energy products and services for industrial and transportation applications. Prior to that, he held positions at Coltec Industries and GM-Hughes Electronics Corporation.

"We are pleased to welcome John to the Checkpoint team," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "His 20 years of experience in global corporate law and his knowledge of the technology industry will be of great value to our Company, and we are excited to have the benefit of his insight and expertise. I would also like to thank Neil Austin for his 14 years of dedicated service to Checkpoint. Neil's contributions to the Company are both recognized and deeply appreciated, and we wish him the best of luck in his retirement."


Checkpoint Systems, Inc., is a multinational manufacturer and marketer of technology-driven solutions for access control, retail security, labeling, and merchandising. Checkpoint is the leading provider of radio frequency- (RF) based shrink management solutions to the $1 trillion global retail industry, including over half of the world's top 200 largest global retailers. In addition to its shrink management capabilities, Checkpoint's end-to-end supply chain technology helps apparel and consumer product manufacturers and retailers brand, track and secure goods worldwide. Checkpoint has a presence in more than 50 countries and a global network of 29 service bureaus located in the world's apparel manufacturing capitals. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

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Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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